Exhibit 17.6


Subj: Resignation
Date: 3/27/2006 7:50:22 PM Mountain Standard Time
From: tomnetzel@cablelan.net
To: Dbrovarone@aol.com




Dennis

Please accept this as my written resignation from the Board of Directors of Shannon International Inc. effective March 23, 2006. It has been a pleasure to work with you and Bill.

Sincerely

Tom Netzel